Exhibit 16.1

March 26, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Q32 Bio Inc.’s (formerly known as Homology Medicines, Inc.) Form 8-K dated March 26, 2024, and have the following comments:

1.	We are in agreement with the statements made in part (a) Dismissal of Independent Registered Public Accounting Firm.

2.	We have no basis on which to agree or disagree with the statements made in part (b) Appointment of New Independent Registered Public Accounting Firm.

Yours truly,

/s/ Deloitte & Touche LLP

Boston, Massachusetts